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                                                                   Exhibit 10.39


                              CONSULTING AGREEMENT





THIS AGREEMENT is made as of the 1st day of November, 1997 by and between Golf One Industries, Inc, a Delaware corporation, ("Golf One"), and Norman A. Kunin whose address is 154 Abbey Road, Santa Maria, California 93455 ("Consultant").

WHEREAS, Consultant has expertise and experience in the administration of corporate records and development of new business opportunities; and

WHEREAS, Golf One seeks to retain Consultant to administer certain corporate records, advise Golf One regarding proper record keeping, filings and compliance with state and federal regulations, review certain corporate contracts and documents and to develop corporate and member association business contacts for Golf One during the Term, as defined below, and for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Golf One and Consultant agree as follows:

         1. Term.

                  (A) The Term of this Agreement shall be for the twelve month period commencing February 1, 1998 and ending January 31, 1999. Neither party may terminate this Agreement without the written consent of the other party.

         2. Nature and Scope of Services.

                  (A) During the Term of this Agreement, Consultant will provide Golf One services with respect to administration and maintenance of certain corporate records, advise Golf One regarding proper and timely corporate filings as required under state and federal law, review certain corporate contracts and documents and to develop group business opportunities for Golf One during the Term.

Consultant shall have the status of independent contractor. In the fulfillment of Consultant's responsibilities hereunder, Consultant shall devote such time and attention to, and use Consultant's best efforts to, manage certain corporate records and advance the business and welfare of Golf One as Consultant shall deem reasonably necessary.

                  (B) It is understood and agreed that the services to be rendered by Consultant hereunder are nonexclusive.





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         3. Compensation.

                  (A) In consideration of the services to be rendered by Consultant hereunder, Golf One hereby agrees to pay Consultant compensation as follows:

                           (i) Golf One shall pay Sixty Thousand Dollars
($60,000.00) in twenty four (24) equal payments of Two Thousand Five Hundred Dollars ($2,500.00) each on the fifteenth (15th) and thirtieth (30th) of each month of the Term commencing on February 15, 1998 and ending on January 30, 1999; and

                           (ii) Golf One shall pay Twelve Thousand Dollars
($12,000.00) at the closing of Golf One's Initial Public Offering ("IPO"). Such payment shall be applied against the total $60,000 compensation less any payments made pursuant to 3.(A)(i) above, with the balance payable in equal payments on the fifteenth (15th) and thirtieth (30th) of the month from the closing date of the IPO to the end of the Term.

                  (B) Because Consultant is an independent contractor, Consultant shall be responsible for all of his own federal and state income tax withholding and any other reporting and payment requirements under any federal or state regulations, other than any requirements of Golf One to file any forms related to compensation paid to independent contractors.

         4. Expenses.

                  (A) Automobile expenses: During the Term, Golf One shall provide Consultant, for Consultant's use, a late model luxury automobile and shall pay the attendant costs related thereto, including but not limited to, insurance, repairs, lease payments and other related expenses, including gasoline. Should such an automobile not be provided during any portion of the Term of this Agreement, Golf One agrees to reimburse Consultant $1,000.00 per month plus expenses to support operation of his personal vehicle.

                  (B) Medical and Health Insurance: Golf One shall provide for Consultant, under COBRA regulations during the entire Term of this Agreement, at Golf One's expense, medical, accident and health insurance equivalent to, and at a cost not to exceed that provided and paid for executive officers of Golf One. In addition, Golf One shall reimburse to Consultant medical expenses of Consultant not reimbursed by medical insurance, payable monthly in a timely manner.

                  (C) Home Office Allowance: Golf One shall pay to Consultant Two Hundred Fifty Dollars ($250.00) payable on the first day of each month during the Term for Consultant's maintaining a home office in order to provide services to Golf One pursuant to this Agreement.

                  (D) Reimbursable Business Expenses: Golf One shall reimburse Consultant for all reasonable pre-approved entertaining, promotional and other expenses incurred by Consultant while performing Consultant's duties hereunder during the Term of this Agreement, within fifteen (15) days of submission by Consultant to Golf One of appropriate vouchers or other evidences of such expenses.

         5. Other Conditions.

                  (A) Mountaingate Country Club Membership: In consideration for Consultant transferring $7,000.00 of his investment in the membership of Mountaingate Country Club, which was utilized for the benefit of Golf One, Golf One shall accept and be responsible for all




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present and future obligations of such membership including assignment and/or transfer of such interest to Golf One or its representative.

                  (B) Accrued Salaries: Golf One acknowledges accrued salaries due from Golf One and it's wholly owned subsidiary Rhino Marketing, Inc. through January 31, 1998 to Consultant during his tenure as a corporate executive officer, and agrees to pay fifty percent (50%) of such accrued salaries from the proceeds of it's anticipated $1 million bridge loan financing. Golf One further agrees to pay the balance of the accrued salaries at the closing of Golf One's IPO.

                  (C) The Indemnification Agreement identified as Exhibit B to Consultant's prior Employment Agreement with Golf One dated February 27, 1996 shall continue through the Term of this Agreement.

         6. General Provisions.

                  (A) Modification and Waiver of Breach: No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

                  (B) Notices: All notices and other communications required or permitted under this Agreement shall be in writing and duly addressed to whom such notice or communication is to be given, in the case of:

                  Consultant:       Norman A. Kunin
                                    154 Abbey Road
                                    Santa Maria, California 93455


                  Golf One:         The Board of Directors of
                                    Golf One Industries, Inc
                                    2811 Airpark Drive
                                    Santa Maria, California 93455

                  (C) Construction of Agreement/Disputes: This agreement shall be construed in accordance with, and governed by the laws of the State of California. All disputes hereunder shall be resolved through binding, non-appealable arbitration, in Santa Barbara County, California, according to the then prevailing rules of the American Arbitration Association.

                  (D) Complete Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

                  (E) Attorney's Fees: Should any litigation be commenced between the parties hereto concerning this Agreement or the rights and obligations of Golf One in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for the attorneys' fees in any such litigation.




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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GOLF ONE INDUSTRIES, INC.                        CONSULTANT

By: /s/ A.J. Cervantes                           By /s/ Norman A. Kunin
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                                                        Norman A. Kunin
Its: President
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